Exhibit 99.1
Dendreon Announces FDA Advisory Committee Reviewed Provenge ® for
Hormone Refractory Prostate Cancer
—Committee Recognizes Substantial Evidence of Efficacy and Safety in this Patient Population—
—New time for conference call at 6:30 PM ET—
SEATTLE, WA, March 29, 2007 — Dendreon Corporation (Nasdaq: DNDN) today announced that the U.S. Food and Drug Administration’s (FDA) Office of Cellular, Tissue and Gene Therapies Advisory Committee recommended to the FDA that there is substantial evidence of efficacy and safety of PROVENGE (sipuleucel-T) for the treatment of patients with asymptomatic, metastatic, androgen-independent (also known as hormone refractory) prostate cancer. If approved for marketing by the FDA, PROVENGE would become the first active cellular immunotherapy and the first biologic approved to treat prostate cancer. The FDA will now review the advisory committee’s recommendations. The Company anticipates a decision on PROVENGE by May 15, 2007.
The Advisory Committee was asked if the submitted data established that sipuleucel-T (APC-8015) is reasonably safe and whether there is substantial evidence that the product is efficacious.
The Advisory Committee voted 17 to 0 in favor of the safety of PROVENGE in response to the question and 13 to 4 in favor of the efficacy question.
“Today marks an important milestone for men with advanced prostate cancer,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “If approved, PROVENGE could become a breakthrough treatment for patients with advanced prostate cancer who currently have few treatment options. We look forward to working closely with the FDA.”
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 218,890 new cases of prostate cancer diagnosed each year. More than 27,000 men die each year of the disease.
Conference Call Information
Time: 6:30 pm ET / 5:30 pm CT / 4:30 pm MT / 3:30 pm PT
Date: March 29, 2007
Dial-in: 1-800-289-0572 (domestic) or +1-913-981-5543 (international)
Webcast: www.dendreon.com (homepage and investor relations section)

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-719-457-0820 for international callers; the conference ID number is 4486335. The replay will be available from 9:30 pm ET on Thursday, March 29th until 11:59 pm ET on Monday, April 2nd. In addition the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About PROVENGE
PROVENGE is an investigational product that may represent the first in a new class of active cellular immunotherapies that are uniquely designed to stimulate a patient’s own immune system. PROVENGE is in late-stage clinical development for the treatment of patients with advanced prostate cancer. In clinical studies, patients typically received three infusions over a one-month period as a complete course of therapy.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has headquarters in Seattle and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500
ONSITE: (206) 412-6381
Katherine Stueland
WeissComm Partners
ONSITE: (312) 208-0320